Exhibit 99.1

Contact:    For Media:                     For Financials:
John Oxford                    Kevin Chapman
Senior Vice President                Executive Vice President
Director of Marketing                COO & CFO
(662) 680-1219                (662) 680-1450
joxford@renasant.com             kchapman@renasant.com

Suggs Joins Renasant Boards

TUPELO, MISSISSIPPI (May 22, 2018) – Today, Renasant Corporation (RNST: NASDAQ) (the “Company”) announced that Sean Suggs has joined both the Company and Renasant Bank Boards. Suggs currently serves as president, Toyota Motor Manufacturing Mississippi and vice president of administration, responsible for all manufacturing and administration functions at Toyota’s Blue Springs, Mississippi plant, which produces the Corolla, Toyota’s highest volume selling vehicle in the world.

“We are excited to welcome Sean to our board and very much look forward to his input, knowledge and leadership,” said Renasant Executive Chairman, E. Robinson McGraw, and Renasant CEO and President, C. Mitchell Waycaster, in a joint statement. “We believe Sean’s proven expertise in manufacturing technology, production quality and corporate leadership will add considerable value and depth to both our board and company.”

Prior to his promotion to president, Suggs served as vice president of manufacturing and vice president of administration at the Mississippi vehicle assembly plant. Suggs joined Toyota in 1998 as team leader at Toyota’s assembly plant in Princeton, Indiana. During his 10-year tenure, he served several roles and was named general manager of quality planning in 2008. In this leadership role, Suggs oversaw professional development, vehicle quality and manufacturing quality for current and new model production.

Prior to rejoining Toyota in 2014, Suggs served as director of strategy, administration and human resources from 2011 to 2013 at Nissan’s North American headquarters in Franklin, Tennessee. During his five years with Nissan, he also directed production quality at the company’s manufacturing and assembly plant in Canton, Mississippi.

Suggs serves on the Mississippi State Board of Education, a nine-member board responsible for setting state education policies and standards. He also serves on the Mississippi Economic Council’s executive committee, as a board member for the Mississippi Manufacturers Association, as a member of the Northeast Mississippi CREATE Foundation’s Toyota Wellspring Committee, and supports several other nonprofit and economic development boards in Northeast Mississippi.

Prior to his professional automotive manufacturing career, Suggs served eight years in the United States Army. Suggs holds a Masters of Business Administration degree from Auburn University and a Bachelor of Science from Oakland City College in Oakland City, Indiana.

ABOUT RENASANT CORPORATION:
Renasant Corporation is the parent of Renasant Bank, a 114-year-old financial services institution. Renasant has assets of approximately $10.2 billion and operates 180 banking, mortgage, and wealth management offices in Mississippi, Tennessee, Alabama, Florida and Georgia.

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